Exhibit 99.1

Sabre Announces Exchange of Approximately $43.6 Million of Existing Senior Secured Notes due in 2025 for Additional 8.625% Senior Secured Notes due 2027

SOUTHLAKE, Texas—March 8, 2024—Sabre Corporation (NASDAQ: SABR) (“Sabre”) today announced that Sabre GLBL Inc. (“Sabre GLBL”), its wholly owned subsidiary, exchanged (the “Exchange”) on March 7, 2024 approximately $36.2 million in aggregate principal amount of its 7.375% Senior Secured Notes due 2025 and approximately $7.4 million in aggregate principal amount of its 9.250% Senior Secured Notes due 2025 (collectively, the “Existing Secured Notes”) for (i) approximately $50.1 million in additional aggregate principal amount of Sabre GLBL’s 8.625% Senior Secured Notes due 2027 (the “2027 Notes”) and (ii) an aggregate of approximately $256,000 in cash, representing accrued and unpaid interest. The Exchange was based on privately negotiated exchange agreements (the “Exchange Agreements”) that Sabre GLBL, together with certain of its subsidiaries, had entered into with a limited number of existing holders of Existing Secured Notes, who were qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and institutional accredited investors, or not “U.S. persons” as defined in Rule 902 under the Securities Act and were located outside the United States.

The 2027 Notes issued in the Exchange constitute an additional issuance by Sabre GLBL of the 2027 Notes, of which approximately $853 million was issued on September 7, 2023. The 2027 Notes issued in the Exchange form a single series with, and are fungible with, the existing 2027 Notes. Following completion of the Exchange, the aggregate outstanding principal amount of Sabre GLBL’s 7.375% Senior Secured Notes due 2025 is approximately $26.8 million, the aggregate outstanding principal amount of Sabre GLBL’s 9.250% Senior Secured Notes due 2025 is approximately $31.5 million, and the aggregate principal amount of the 2027 Notes outstanding is approximately $903.1 million. Neither Sabre nor Sabre GLBL received any cash proceeds from the issuance of the 2027 Notes pursuant to the Exchange.

The 2027 Notes will mature on June 1, 2027 and bear interest at a rate per annum equal to 8.625%. The 2027 Notes will first be redeemable, at Sabre GLBL’s option, starting on March 1, 2025, at 104.313% of their outstanding principal amount, plus accrued interest, and under certain other circumstances.

The 2027 Notes and the guarantees thereof are senior secured indebtedness and rank equal in right of payment with all of the existing and future senior secured indebtedness of Sabre GLBL and the guarantors. The 2027 Notes are jointly and severally, irrevocably and unconditionally guaranteed by Sabre Holdings Corporation and all of Sabre GLBL’s current and future restricted subsidiaries that are borrowers under or guarantee Sabre GLBL’s senior secured credit facilities under certain of its existing credit agreements or certain other secured indebtedness. The 2027 Notes and the guarantees thereof are secured, subject to permitted liens, by a first-priority security interest in substantially all present and hereinafter acquired assets of Sabre GLBL and each of the guarantors (other than certain excluded assets).

The 2027 Notes cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws.

Perella Weinberg Partners LP served as financial advisor and Davis Polk & Wardwell LLP served as legal counsel to Sabre on this transaction. Latham & Watkins LLP served as legal counsel to Perella Weinberg Partners LP.

Forward-Looking Statements

This press release includes forward-looking statements about trends, future events, uncertainties and our plans and expectations of what may happen in the future. Any statements that are not historical or current facts are forward-looking statements. In many cases, you can identify forward-looking statements by terms such as “expect,” “guidance,” “outlook,” “trend,” “on course,” “on track,” “target,” “potential,” “benefit,” “goal,” “believe,” “plan,” “confident,” “anticipate,” “indicate,” “trend,” “position,” “optimistic,” “will,” “forecast,” “continue,” “strategy,” “estimate,” “project,” “may,” “should,” “would,” “intend,” or the negative of these terms or other comparable terminology. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. More information about potential risks and uncertainties that could affect our business and results of operations is included in the “Risk Factors” and “Forward-Looking Statements” sections in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 15, 2024, and in our other filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, outlook, guidance, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date they are made.

About Sabre

Sabre Corporation is a leading software and technology company that powers the global travel industry, serving a wide range of travel companies including airlines, hoteliers, travel agencies and other suppliers. The company provides retailing, distribution and fulfillment solutions that help its customers operate more efficiently, drive revenue and offer personalized traveler experiences. Through its leading travel marketplace, Sabre connects travel suppliers with buyers from around the globe. Headquartered in Southlake, Texas, USA, Sabre serves customers in more than 160 countries around the world.

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Contacts:

Media	Investors
Kristin Hays kristin.hays@sabre.com sabrenews@sabre.com	Brian Roberts brian.roberts@sabre.com sabre.investorrelations@sabre.com